Exhibit 10.1

Revised February 25, 2022
February 23, 2022

Thomas Etergino
Via Email

    Re: Offer of Employment by 1stDibs

Dear Tom,
I am pleased to offer you a position at 1stdibs.com, Inc. (the “Company”). We believe that each person here will contribute directly to the growth and success of the Company, and we look forward to having you as a member of our team. In addition to confirming the offer, this letter describes the terms of conditions of your employment.
Title. Your title will be Chief Financial Officer. In this position, you will report to the Chief Executive Officer (“CEO”), and you will perform all duties and responsibilities consistent with this position or as may be assigned to you periodically by the CEO.
Start Date. Your employment will commence on March 28, 2022 (the “Start Date”).
Location. Your primary work location will be your home office in New Canaan, Ct in accordance with the Company’s Flexibility First and remote work policies in effect at the time. You understand that the Company may require that you otherwise report to a Company office as may be necessary to fulfill your responsibilities.
Base Salary. You will receive a bi-weekly base salary of $15,384.61, for an annual equivalent of $400,000.00 (the “Base Salary”), payable according to the Company’s usual payroll practices, less applicable withholding and taxes as required by law. Your annual salary will be prorated as necessary to reflect the actual days of employment completed by you during the first calendar year of your employment. This is a full-time, exempt position, meaning you will not be eligible for overtime compensation.
Executive Bonus. You will be eligible for an annual target bonus of $250,000, less applicable withholding and taxes as required by law, in accordance with, and subject to the terms and condition of, the annual performance bonus plan established by the Company from time to time for similarly situated employees. Any such bonus will be based on the achievement of goals and milestones established by the Company in its sole discretion, and the Company in its sole discretion may amend or terminate any such bonus plan at any time. Notwithstanding the above, your annual bonus target for 2022 will be $250,000.

Equity. As soon as practicable following the Start Date, subject to and in accordance with the 1stdibs.com, Inc. 2021 Stock Incentive Plan (the “Plan”) and approval by the Board, the Company will issue to you (1) an Award Agreement (as defined in the Plan) granting you an option (the “Option”) to purchase 180,000 shares (the “Option Shares”) of common stock of the Company (“Common Stock”) and (2) an Award Agreement granting you a stock unit award of 265,000 stock units (“RSUs” and together with the Options, “Awards”). The Award Agreements shall provide, without limitation, the following:
•1/4th of the Option Shares shall vest approximately one year following the Start Date if you remain employed by the Company on such date.
•1/48th of the Option Shares vest monthly on the first day of each of the 36 months commencing after the initial vest described above if you remain employed by the Company on such dates.
•1/4th of the RSUs shall vest approximately one year following the Start Date if you remain employed by the Company on such date.
•1/16th of the RSUs vest quarterly commencing after the initial vest described above if you remain employed by the Company on such dates.
•Receipt, vesting and exercise of the Options and RSUs, as applicable, will be subject to all other applicable provisions and requirements of the Plan and the Award Agreements.
•The exercise price payable by you for the Option Shares will be the fair market value as at the date of grant of the Option as defined in the Plan.
Moving forward, you will be eligible to participate in any executive compensation programs or plans approved by the Board, including without limitation annual equity grant awards that management of the Company intends to recommend to the Board in keeping with historical practice. Although management will recommend to the Board that you be granted the Awards and intends to recommend annual equity grants for you commencing in 2023, by execution of this letter, you acknowledge that you have no right to receive the Awards unless the grant is approved by the Board.
Severance. You will be eligible for severance pursuant to the 1stdibs.com, Inc. Executive Severance Plan (the “Severance Plan”) or any successor plan. The Company reserves the right to modify, suspend or terminate the Severance Plan, in its sole discretion; provided, however, that any such modifications must apply substantially equally to all Executives, other than the CEO (as such terms are defined therein), following your addition as an Executive.
Good Reason. For purposes of Section 5(f)(ii) of the Company's Executive Severance Plan, any role where you cease to be the Chief Financial Officer of a publicly traded/reporting company shall be deemed to be a material diminution of the Executive’s duties, responsibilities or title. For the sake of clarity, assignment to the role of Chief Financial Officer of a subsidiary entity or company would be deemed a material diminution of the Executive’s duties, responsibility and title.

Benefits. You will be eligible to participate in all of the benefits that the Company provides to similarly situated employees, including the Company’s Paid Time Off (PTO) Plan (the “PTO Plan”), which currently permits flexible time off, with prior approval from your supervisor, and subject to the terms and conditions of the PTO Plan. Your eligibility to receive benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may, from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law. You will be given further information regarding the Company’s benefits once you begin your employment.
Reimbursement of Expenses. You will be authorized to incur reasonable expenses in carrying out your duties for the Company under this letter and will be eligible for reimbursement for all such reasonable business expenses in accordance with the Company’s expense and travel reimbursement policies in effect from time to time.
Adjustment and Changes in Employment Status. The Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures, other than the initial compensation specified herein (subject to approval by the Board).
Employment Verification. Pursuant to federal law, this offer of employment is conditioned on your ability to provide satisfactory proof of your eligibility to work for the Company in the United States within three days of your first day of work.
Background Check/Reference Check. This offer is also conditioned on your satisfactory completion of a background check and reference check.
Confidentiality Agreement. As an employee of the Company, you will have access to certain confidential information and materials of the Company and you may, during the course of your employment, develop certain information, which shall be the property of the Company. To protect the Company’s interests, your employment is contingent upon your signing the Company’s “EMPLOYEE’S PROPRIETARY INFORMATION AND INVENTIONS AND NON-COMPETITION AGREEMENT” including the related Arbitration Agreement (the “Confidentiality Agreement”), which is enclosed herewith.
Adherence to Company Policies. You acknowledge that you will continue to be bound by, and abide by, the Company’s policies. In addition, you acknowledge and agree that you will continue to be bound by, and abide by, any other Company policies or rules as they may currently exist, including those in the Employee Handbook, and as they may be modified or implemented from time to time.
“At Will” Employment. Your employment with the Company remains “At-Will.” This means that you have the right to terminate your employment at any time and for any reason. Likewise, the Company may terminate your employment with or without cause at any time and for any reason. Accordingly, this letter is not to be construed or interpreted as containing any guarantee of continued employment. As such, the recitation of certain time periods in this letter is solely for the purpose of defining your compensation. It is also not to be construed or interpreted as containing any guarantee of any particular level or nature of compensation.
Arbitration Agreement. Any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company (or termination thereof) or any other relationship between you and the Company, excluding claims of sexual harassment (a “Dispute”), shall be resolved exclusively by final and binding arbitration before a single arbitrator in accordance with the Employment Rules of the American Arbitration Association then in effect. The arbitration shall be held in New York City, NY and the arbitrator shall have the authority to permit the parties to engage in reasonable pre-hearing discovery.
Governing Law. The terms of this letter and the resolution of any Dispute will be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration, you and the Company consent to the exclusive jurisdiction of, and venue in, the federal and state courts in New York City, New York in connection with any Dispute or any claim related to any Dispute.
Entire Agreement; Modification. This letter (together with the Confidentiality Agreement) reflects the entire agreement regarding the terms and conditions of your continuing employment with the Company. Accordingly, it supersedes and completely replaces any and all prior or contemporaneous agreements or understandings, written or oral, pertaining to your employment with the Company. You acknowledge that you have not relied upon any representations (oral or otherwise) other than those explicitly stated in this letter. Additionally, this letter cannot be changed or modified except by a separate writing signed by you and a duly authorized officer of the Company.
If this letter is acceptable to you, please sign and return this letter to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions stated herein.
Should you have any questions, please do not hesitate to call me.

1stdibs.com, Inc.
By: /s/ David Rosenblatt
David Rosenblatt, CEO
Enclosure
I have read and understood this letter
and hereby acknowledge, accept and agree to
the terms set forth above.
Thomas Etergino
/s/ Thomas Etergino
Signature